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FORM 3
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       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


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1.   Name and Address of Reporting Person

          Ross Financial Corporation
          P.O. Box 31363-SMB
          Cayman Islands, BWI

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2.   Date of Event Requiring Statement

      8/10/99
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3.   IRS or Social Security Number of Reporting Person (Voluntary)
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4.   Issuer Name and Ticker or Trading Symbol

     RJ Reynolds Tobacco Holding, Inc.
     RJR
     CUSIP# 76182K105
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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

     10% Owner
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6.   If Amendment, Date of Original (Month/Day/Year)
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7.   Individual or Joint/Group Filing

     Form filed by More than One Reporting Person
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TABLE I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned
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1.   Title of Security

     COMMON STOCK, $0.01 PAR VALUE PER SHARE
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2.   Amount of Securities Beneficially Owned

     11,952,441
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3.   Ownership Form:  Direct (D) or Indirect (I)

     Direct       Ross Financial Corporation

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4.   Nature of Indirect Beneficial Ownership

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED

               NONE.
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Explanation of Responses:


Ross Financial Corporation

By:  Kenneth B. Dart, Its President
Dated:  August 10, 1997

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